Exhibit 10.34

AVENZO THERAPEUTICS, INC.

August 22, 2022

Mohammad Hirmand, M.D.

[***]

Re:	Employment Terms

Dear Mohammad:

Avenzo Therapeutics, Inc. (the “Company”) is pleased to offer you at-will employment in the position of Executive Vice President and Chief Medical Officer on the terms and conditions set forth in this letter agreement (the “Agreement”).

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Employment by the Company. Your employment with the Company shall begin on the terms under this Agreement effective as of August 22, 2022 (the “Effective Date”). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties as are required by the Company’s Chief Executive Officer (“CEO”), to whom you will report. Your primary work location shall initially be your home office located in San Francisco, CA, provided that you shall be expected to travel to and work from the Company’s headquarters in San Diego, California from time to time as mutually agreed between you and the Company’s CEO. The Company reserves the right to reasonably require you to perform your duties at places other than your primary work location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2.	Compensation.

2.1 Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $525,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Annual Bonus. During your employment, you will be eligible for an annual discretionary bonus with a target amount of up to 45% of your then current annual Base Salary, prorated for the number of days employed in a calendar year (the “Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be

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determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board or Compensation Committee. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. The Annual Bonus, if any, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable payroll deductions and withholdings.

2.3 Founder Common Stock. You previously purchased 2,105,263 shares of Common Stock of the Company (the “Common Stock”).

2.4 Anti-Dilution.

(a) Generally. In the event, at any time subsequent to the last closing of the Company’s Series A Preferred Stock financing (the “Last Series A Financing Closing”) and the earlier of (i) immediately following the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with a firm commitment underwritten offering of its securities to the public (an “IPO”) or (ii) immediately prior to the consummation of a Change in Control (as defined in that certain Common Stock Purchase Agreement by and between you and the Company dated August 17, 2022 (the “SPA”)), your equity holdings in the Company (excluding any Preferred Stock of the Company held by you) no longer represent at least 1.0% (the “IPO Target Percentage”) of the Fully-Diluted Capitalization of the Company as a result of (a) the issuance of additional shares of capital stock, (b) the issuance of options, warrants, convertible securities and other rights to acquire capital stock or (c) the reservation for issuance of any shares of capital stock under the Company’s equity incentive plans (any such event, a “Dilution Event”), then as soon as reasonably practicable after the occurrence of a Dilution Event that causes your equity holdings (excluding any Preferred Stock of the Company held by you) to decrease below such threshold, subject to the approval of the Board or Compensation Committee, you will be granted an option to purchase a number of shares of Common Stock in an amount that will cause your equity holdings in the Company after the option is granted (excluding any Preferred Stock of the Company held by you) to represent the IPO Target Percentage of the Fully-Diluted Capitalization of the Company, which option shall be governed in all respects by the terms of the governing documents under the Company’s 2022 Equity Incentive Plan (the “Plan”) and applicable option agreement between you and the Company. 25% of the shares subject to each such option shall vest on the date 12 months from August 17, 2022 (the “Vesting Anniversary Date”), and thereafter, 1/48th of the shares subject to each such option will vest on a monthly basis on the same day of the month as the Vesting Anniversary Date (or if there is no corresponding day, on the last day of the month), until all the shares subject to each such option are vested, provided in each case that you remain a Service Provider (as defined in the SPA) as of each such vesting date. For purposes of this Agreement, “Fully-Diluted Capitalization of the Company” means: (1) all issued and outstanding equity securities of the Company; (2) all shares issuable upon the conversion, exercise, or exchange of any outstanding options, warrants or other convertible or exchangeable securities of the Company; and (3) all shares reserved for future issuance pursuant to the Company stock option and/or equity incentive plans, including without limitation the Plan (without double counting options outstanding equity incentives granted under the Plan).

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(b) Preferred Stock Financing. In the event, at any time subsequent to the Last Series A Financing Closing and prior to the earlier of the consummation of (i) an IPO or (ii) a Change in Control, the Company consummates any additional equity financing in which it issues shares of its Preferred Stock (each, a “Preferred Stock Financing”) and immediately following the consummation of any closing of any Preferred Stock Financing, your equity holdings in the Company (excluding any Preferred Stock of the Company held by you) no longer represent at least 2.0% (the “Preferred Financing Target Percentage”) of the Fully-Diluted Capitalization of the Company, then as soon as reasonably practicable after any such closing of any Preferred Stock Financing, subject to the approval of the or Compensation Committee, you will be granted an option to purchase a number of shares of Common Stock in an amount that will cause your equity holdings in the Company after the option is granted (excluding any Preferred Stock of the Company held by you) to represent the Preferred Financing Target Percentage of the Fully-Diluted Capitalization of the Company, which option shall be governed in all respects by the terms of the governing Plan documents and applicable option agreement between you and the Company. 25% of the shares subject to such option shall vest on the Vesting Anniversary Date, and thereafter, 1/48th of the shares subject to such option will vest on a monthly basis on the same day of the month as the Vesting Anniversary Date (or if there is no corresponding day, on the last day of the month), until all the shares subject to such option are vested, provided that you remain a Service Provider as of each such vesting date.

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Reasonable Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.	Company Policies; Standard Company Benefits.

4.1 The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

4.2 You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

5.	At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

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Outside Activities During Employment. Except with the prior written consent of the Company’s Chief Executive Officer, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. Without limiting the generality of the foregoing, the Company agrees that (i) you may serve on the board of directors of up to two for-profit companies that are not competitive with the Company; and (ii) you may engage in civic and not-for-profit activities; provided that, in either case (i) and (ii), such activities do not materially interfere with the performance of your duties hereunder and do not create a conflict of interest with respect to the Company. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

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7.	Termination.

7.1 Term and Termination. The term of this Agreement shall be the period commencing on the Effective Date and ending on the date that this Agreement is terminated by either party pursuant to the provisions of this Agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.2 Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”).

7.3 Severance Benefits upon an Involuntary Termination. If you are subject to an Involuntary Termination (that does not occur within the Change in Control Period (as defined below)), and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.7 below), the Company shall provide you with the following benefits (the “Severance Benefits”):

(a) Cash Severance. The Company shall pay you, as severance, the equivalent of 12 months (the “Severance Period”) of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the 60th day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.7) has become effective.

(b) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for

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substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

7.4 Severance Benefits upon an Involuntary Termination during Change in Control Period. If you are subject to an Involuntary Termination during the Change in Control Period, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.7 below), the Company shall provide you with the following change in control severance benefits (the “Change in Control Severance Benefits”):

(a) Cash Severance. The Company shall pay you, as severance, the equivalent of 18 months (the “CIC Severance Period”) of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “CIC Severance”). The CIC Severance will be paid in a lump sum on the first regularly-scheduled payroll date following the 60th day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.7) has become effective.

(b) Annual Bonus. In addition, you will receive a payment equal to the product of 1.5 multiplied by the Annual Bonus that you would have been entitled to receive if corporate and/or individual objectives and milestones were fully achieved for the calendar year in which the Separation Date occurs (less standard payroll deductions and applicable withholdings), to be paid in a lump sum on the first regularly-scheduled payroll date following the 60th day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.7) has become effective.

(c) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the CIC Severance Period (the “CIC COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of

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the CIC COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

(d) Accelerated Vesting. Effective as of the later of the Separation Date or the effective date of the Change in Control, the vesting and exercisability of all outstanding time-based stock options, time-based restricted stock unit awards, and other time-based equity awards covering Common Stock that are held by you as of immediately prior to the Separation Date shall accelerate vesting in full. For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control and equity awards which vest wholly or partially subject to the attainment of performance goals are not eligible to accelerate vesting pursuant to this subsection.

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 7.3 and this Section 7.4. If you are eligible for benefits under both Section 7.3 and this Section 7.4, you shall receive the benefits set forth in this Section 7.4 and such benefits shall be reduced by any benefits previously provided to you under Section 7.3.

7.5 Termination upon Death; Acceleration Benefit. Your employment hereunder shall terminate automatically upon your death. In the event that your employment is terminated on account of your death, and provided that your estate and/or beneficiaries timely execute the Separation Agreement (as defined below) and allow it to become effective by the Release Deadline (as defined below), then the vesting and exercisability of all outstanding time-based stock options, time-based restricted stock unit awards, and other time-based equity awards covering Common Stock that are held by you as of immediately prior to the Separation Date shall accelerate vesting in full (the “Acceleration Benefit”). For the avoidance of doubt, equity awards which vest wholly or partially subject to the attainment of performance goals are not eligible to accelerate vesting pursuant to this subsection.

7.6 Termination for Cause; Resignation Without Good Reason; or Disability. If you resign without Good Reason, or the Company terminates your employment for Cause, upon dissolution or cessation of the Company, or upon your disability, then (a) you will no longer vest in any equity awards, (b) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (c) you will not be entitled to any Severance Benefits, Change in Control Severance Benefits, or the Acceleration Benefit.

7.7 Conditions to Receipt of Severance Benefits, Change in Control Severance Benefits, and Acceleration Benefit. The receipt of the Severance Benefits, the Change in Control Severance Benefits and Acceleration Benefit will be subject to you (or your estate and/or beneficiaries, as applicable) signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (“Release Deadline”). No Severance Benefits, Change in Control Severance Benefits, or Acceleration Benefit will be paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Separation Date.

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8.	Definitions.

8.1 Cause. For purposes of this Agreement, “Cause” shall have the meaning as set forth in the SPA.

8.2 Change in Control. For purposes of this Agreement, a “Change in Control” shall have the meaning as set forth in the SPA.

8.3 Change in Control Period. For purposes of this Agreement, the “Change in Control Period” means the period commencing three months prior to a Change in Control and ending 12 months following a Change in Control.

8.4 Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

8.5 Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning as set forth in the SPA.

8.6 Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.

8.7 Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).

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Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company and that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder.

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Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.

11.	Section 280G.

If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the

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greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12.	Arbitration of All Disputes.

12.1 Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (“FAA”), and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the

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negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

12.2 Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

12.3 Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

12.4 Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

12.5 Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

12.6 Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

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General Provisions. This Agreement, together with its Exhibits, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Company’s Chief Executive Officer. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Effective Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 7, 8, 9, 10, 11, 12, and 13 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

AVENZO THERAPEUTICS, INC.

/s/ Athena M. Countouriotis, M.D.
Athena M. Countouriotis, M.D.
President and Chief Executive Officer

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Accepted and agreed:

/s/ Mohammad Hirmand, M.D.
Mohammad Hirmand, M.D.

Date: September 8, 2022

12.

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

13.